EXHIBIT 99.1

News Release

ChoiceOne Reports First Quarter 2024 Results

Sparta, Michigan – April 24, 2024 – ChoiceOne Financial Services, Inc. ("ChoiceOne", NASDAQ:COFS), the parent company for ChoiceOne Bank, reported financial results for the quarter ended March 31, 2024.

Financial Highlights

•
ChoiceOne reported net income of $5,634,000 for the three months ended March 31, 2024, compared to $5,633,000 for the same period in 2023.
•
Diluted earnings per share were $0.74 in the three months ended March 31, 2024, compared to $0.75 per share in the same period in the prior year.
•
Starting in May 2024, net interest income will be aided by forward starting pay-fixed swaps and the completion of amortization expense related to previously terminated swaps. The increase to net interest income will be approximately $732,000 per month using the March 31, 2024 SOFR rate of 5.34%.
•
Average total loan balances increased to $1.41 billion in the first quarter of 2024 compared to $1.36 billion in the fourth quarter of 2023 and $1.20 billion in the first quarter of 2023. Core loans, which exclude held for sale loans, loans to other financial institutions, and Paycheck Protection Program ("PPP") loans, declined by $2.7 million or an annualized 0.8% during the first quarter of 2024 and increased by $178.0 million or 14.7% since March 31, 2023.
•
Deposits, excluding brokered deposits, increased by $45.3 million or an annualized 8.6% in the first quarter of 2024. The increase in deposits in the first quarter is a combination of new business, recapture of deposit losses from the prior year, and some seasonality of municipal balances. Deposits as of March 31, 2024, excluding brokered deposits, increased $75.8 million or 3.7%, compared to deposits, excluding brokered deposits, as of March 31, 2023.
•
Net interest margin (fully tax-equivalent) in the first quarter of 2024 increased to 2.74%, compared to 2.72% in the fourth quarter of 2023, and declined from 3.09% in the first quarter of 2023. Fully tax-equivalent net interest income was $16.9 million in the first quarter of 2024 compared to $17.4 million in the first quarter of 2023.
•
Expenses are well managed, with $13.7 million of noninterest expense in the first quarter of 2024, a decrease from $13.8 million and $14.0 million in the fourth quarter of 2023 and the first quarter of 2023, respectively.
•
Asset quality remains strong with only 0.1% of nonperforming loans to total loans (excluding held for sale) as of March 31, 2024.

“We have been proactive in preparing our bank for the uncertainties of a shifting economic landscape with our focus on core deposits and loans, reducing expenses, and managing our interest rate risk. We believe these measures have positioned us to be prepared for current market conditions and interest rate environment. If the trajectory of interest rates is ‘higher for longer,’ we believe we are prepared. Our strategic approach is built to ensure that ChoiceOne remains resilient, and our financial foundation remains strong,” said Kelly Potes, Chief Executive Officer.

ChoiceOne reported net income of $5,634,000 for the three months ended March 31, 2024, compared to $5,633,000 for the same period in 2023. Diluted earnings per share were $0.74 in the three months ended March 31, 2024, compared to $0.75 per share in the same period in the prior year. During 2023 and 2024, earnings were negatively affected by increased deposit costs, and partially offset by organic loan growth and higher interest income on loans due to higher interest rates.

As of March 31, 2024, total assets were $2.7 billion, an increase of $260.8 million compared to March 31, 2023. The growth is primarily attributed to an increase in gross loans, which includes a $178.0 million increase in core loans, an increase in cash of $94.9 million, and a $30.0 million increase in loans to other financial institutions over the twelve month period ending March 31, 2024. However, this growth was tempered by a $57.5 million reduction in securities during the same time period. ChoiceOne has actively managed its liquidity to support organic loan growth, strategically shifting from lower-yielding assets to higher-yielding loans. This is reflected in the loan growth observed since March 31, 2023.

Deposits, excluding brokered deposits, increased by $45.3 million or an annualized 8.6% in the first quarter of 2024 and $75.8 million or 3.7% compared to March 31, 2023. Deposits grew in the first quarter of 2024 due to new business, recapture of deposit losses, and some seasonality in municipal balances. ChoiceOne continues to be proactive in managing its liquidity position by using brokered deposits, the Bank Term Funding Program (“BTFP”), and FHLB advances to ensure ample liquidity. At March 31, 2024, total available borrowing capacity from all sources was $960.7 million. Uninsured deposits totaled $792.3 million or 37.0% of deposits at March 31, 2024.

The increase in short term interest rates led to higher deposit costs, which rose to an annualized 1.65% in the first quarter of 2024, compared to an annualized 1.57% in the previous quarter and an annualized 0.62% in the first quarter of 2023. As deposits reprice and customers shift to certificate of deposits and other interest bearing products; this trend is likely to persist. ChoiceOne is taking active measures to control these costs and expects to pay lower rates on deposits than the federal funds rate. Interest expense on borrowings for the three months ended March 31, 2024 increased $1.8 million compared to the same period in the prior year, due to increases in borrowing amounts and interest rates. Borrowings include $170 million from the BTFP and $40 million of FHLB borrowings at a weighted average fixed rate of 4.7%, with the earliest maturity in January 2025. Total cost of funds increased to an annualized 2.0% in the first quarter of 2024 compared to an annualized 1.91% in the fourth quarter of 2023 and an annualized 0.79% in the first quarter of 2023.

The provision for credit losses expense on loans increased by $403,000 in the first quarter of 2024, due in part to two recently classified collateral dependent retail and consumer loan relationships. This was offset by a decline in provision for unfunded commitments leading to net provision for credit losses expense for the first quarter 2024 of $0. The ratio of the allowance for credit losses to total loans (excluding loans held for sale) was 1.13% on March 31, 2024 compared to 1.11% on December 31, 2023. Asset quality continues to remain strong, with annualized net loan charge-offs to average loans of 0.01% and nonperforming loans to total loans (excluding loans held for sale) of 0.13% as of March 31, 2024.

ChoiceOne uses interest rate swaps to manage interest rate exposure to certain fixed assets and variable rate liabilities. On March 31, 2024, ChoiceOne had pay-fixed interest rate swaps with a total notional value of $401.0 million, a weighted average coupon of 3.07%, a fair value of $20.2 million and an average remaining contract length of 7 to 8 years. These derivative instruments increase in value as long-term interest rates rise, which offsets the reduction in equity due to unrealized losses on securities available for sale. Included in the total is $200.0 million of forward starting pay-fixed, receive floating interest rate swaps used to hedge interest bearing liabilities. These forward starting swaps will pay a fixed coupon of 2.75% while receiving SOFR starting in late April 2024. At the SOFR rate on March 31, 2024 of 5.34%, these forward starting swaps would contribute approximately $432,000 monthly, which will partially offset interest expense. In addition, in March 2023, ChoiceOne eliminated all receive-fix, pay floating swap agreements for a cash payment of $4.2 million. The loss is being amortized in interest income with an expense of approximately $300,000 monthly through April 2024, which was the remaining period of the agreements. The effect of these two items will increase net interest income by approximately $732,000 monthly starting in May 2024.

Shareholders’ equity totaled $206.8 million as of March 31, 2024, up from $168.7 million as of March 31, 2023. This increase is due to increased retained earnings and an improvement in accumulated other compressive loss (AOCI) of $23.6 million compared to March 31, 2023. The improvement in AOCI, despite the rise in interest rates, is due to both the shortening duration and maturing (paydowns) of the securities portfolio, as well as an increase in unrealized gain of the pay-fixed swap derivatives. ChoiceOne Bank remains “well-capitalized” with a total risk-based capital ratio of 12.6% as of March 31, 2024, compared to 13.0% on March 31, 2023.

Noninterest income increased $380,000 in the three months ended March 31, 2024, compared to the same period in the prior year. The increase was largely due to earnings on a bank owned life insurance death benefit claim in the amount of $196,000 and an increase in customer service charges of $138,000 in the first quarter of 2024 compared to the same period in 2023. These increases were offset by changes in the market value of equity securities in the three months ended March 31, 2024, compared to the same period in the prior year.

Noninterest expense declined by $311,000 or 2.2% in the three months ended March 31, 2024 compared to the same period in 2023. The decline in total noninterest expense was due to a decline in employee health insurance benefits as claims to date have been lower than past years and a decline in occupancy and equipment related to two branch closures during the quarter. ChoiceOne anticipates a low impact on customer retention related to the branch closures and expects to save around $700,000 annually from this decision. This was offset by increases to FDIC insurance and other costs related to inflationary pressures. Management continues to seek out ways to manage costs, but also recognizes the value of investing in innovation and attracting the best talent in our industry to compete effectively in our markets.

“Amidst the current economic climate, we are looking ahead with optimism. Our recent deposit growth is a testament to the trust our customers place in us, and it is a solid foundation for the future. We remain focused on seizing opportunities and our goal to be the best bank in Michigan,” said Kelly Potes, Chief Executive Officer.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 35 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit Investor Relations at ChoiceOne’s website at choiceone.bank.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future", "will" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023.

For Further Information:

Adom Greenland

Executive Vice President & CFO

(616) 887 – 2334

IR@ChoiceOne.bank

Condensed Balance Sheets
(Unaudited)

(In thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Cash and cash equivalents	$150,129	$55,433	$55,189
Securities Held to Maturity	397,981	407,959	422,876
Securities Available for Sale	521,711	531,617	554,306
Loans held for sale	6,035	4,710	3,603
Loans to other financial institutions	30,032	19,400	-
Core loans	1,388,558	1,391,253	1,210,583
Total Loans	1,418,590	1,410,653	1,210,583
Allowance for loan losses	(16,037)	(15,685)	(15,065)
Loans, net of allowance for loan losses	1,402,553	1,394,968	1,195,518
Premises and equipment	28,268	29,750	28,633
Cash surrender value of life insurance policies	45,079	45,074	44,241
Goodwill	59,946	59,946	59,946
Core deposit intangible	1,651	1,854	2,557
Other assets	57,346	45,395	43,017

Total Assets	$2,670,699	$2,576,706	$2,409,886

Noninterest-bearing deposits	$502,685	$547,625	$554,699
Interest-bearing deposits	1,641,193	1,550,985	1,513,429
Brokered deposits	41,970	23,445	37,773
Borrowings	210,000	200,000	85,000
Subordinated debentures	35,568	35,507	35,323
Other liabilities	32,527	23,510	14,950

Total Liabilities	2,463,943	2,381,072	2,241,174

Common stock and paid-in capital, no par value; shares authorized: 15,000,000; shares outstanding: 7,556,137 at March 31, 2024, 7,548,217 at December 31, 2023, and 7,521,749 at March 31, 2023	173,786	173,513	172,564
Retained earnings	77,294	73,699	64,026
Accumulated other comprehensive income (loss), net	(44,324)	(51,578)	(67,878)
Shareholders' Equity	206,756	195,634	168,712

Total Liabilities and Shareholders’ Equity	$2,670,699	$2,576,706	$2,409,886

Condensed Statements of Income
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31, 2024	December 31, 2023	March 31, 2023
Interest income
Loans, including fees	$20,786	$19,759	$14,873
Securities:
Taxable	5,348	5,532	4,913
Tax exempt	1,412	1,385	1,435
Other	886	1,286	177
Total interest income	28,432	27,962	21,398

Interest expense
Deposits	8,777	8,421	3,276
Advances from Federal Home Loan Bank	441	273	605
Other	2,740	2,712	505
Total interest expense	11,958	11,406	4,386

Net interest income	16,474	16,556	17,012
Provision for credit losses on loans	403	933	309
Provision for credit losses on unfunded commitments	(403)	(558)	(284)
Net Provision for credit losses expense	-	375	25
Net interest income after provision	16,474	16,181	16,987

Noninterest income
Customer service charges	2,405	2,427	2,267
Insurance and investment commissions	198	157	196
Gains on sales of loans	454	475	403
Net gains (losses) on sales of securities	-	-	-
Net gains (losses) on sales and write downs of other assets	1	(2)	3
Earnings on life insurance policies	495	286	263
Trust income	213	194	184
Change in market value of equity securities	35	210	63
Other	250	299	292
Total noninterest income	4,051	4,046	3,671

Noninterest expense
Salaries and benefits	7,831	8,005	8,083
Occupancy and equipment	1,462	1,471	1,643
Data processing	1,670	1,531	1,682
Professional fees	615	523	621
Supplies and postage	178	200	191
Advertising and promotional	150	148	149
Intangible amortization	203	203	252
FDIC insurance	375	394	300
Other	1,200	1,303	1,074
Total noninterest expense	13,684	13,778	13,995

Income before income tax	6,841	6,449	6,663
Income tax expense	1,207	1,156	1,030

Net income	$5,634	$5,293	$5,633

Basic earnings per share	$0.75	$0.70	$0.75
Diluted earnings per share	$0.74	$0.70	$0.75
Dividends declared per share	$0.27	$0.27	$0.26

Other Selected Financial Highlights

(Unaudited)

	Quarterly
Earnings	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
(in thousands except per share data)
Net interest income	$16,474	$16,556	$16,226	$16,091	$17,012
Net provision expense	-	375	-	(250)	25
Noninterest income	4,051	4,046	3,704	3,485	3,671
Noninterest expense	13,684	13,778	13,728	13,573	13,995
Net income before federal income tax expense	6,841	6,449	6,202	6,253	6,663
Income tax expense	1,207	1,156	1,080	1,040	1,030
Net income	5,634	5,293	5,122	5,213	5,633
Basic earnings per share	0.75	0.70	0.68	0.69	0.75
Diluted earnings per share	0.74	0.70	0.68	0.69	0.75

End of period balances	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
(in thousands)
Gross loans	$1,424,625	$1,415,363	$1,315,022	$1,273,152	$1,214,186
Loans held for sale (1)	6,035	4,710	5,222	8,924	3,603
Loans to other financial institutions (2)	30,032	19,400	23,763	38,838	-
Core loans (gross loans excluding 1 and 2 above)	1,388,558	1,391,253	1,286,037	1,225,390	1,210,583
Allowance for loan losses	16,037	15,685	14,872	14,582	15,065
Securities available for sale	521,711	531,617	507,580	542,932	554,306
Securities held to maturity	397,981	407,959	414,743	420,549	422,876
Other interest-earning assets	83,100	22,392	113,402	41,032	30,999
Total earning assets (before allowance)	2,427,417	2,377,331	2,350,747	2,277,665	2,222,367
Total assets	2,670,699	2,576,706	2,574,196	2,483,726	2,409,886
Noninterest-bearing deposits	502,685	547,625	531,962	544,925	554,699
Interest-bearing deposits	1,641,193	1,550,985	1,551,995	1,490,093	1,513,429
Brokered deposits	41,970	23,445	49,238	51,370	37,773
Total deposits	2,185,848	2,122,055	2,133,195	2,086,388	2,105,901
Deposits excluding brokered	2,143,878	2,098,610	2,083,957	2,035,018	2,068,128
Total subordinated debt	35,568	35,507	35,446	35,385	35,323
Total borrowed funds	210,000	200,000	180,000	160,000	85,000
Other interest-bearing liabilities	21,512	8,060	32,204	11,985	-
Total interest-bearing liabilities	1,950,243	1,817,997	1,848,883	1,748,833	1,671,525
Shareholders' equity	206,756	195,634	181,161	179,240	168,712

Average Balances	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
(in thousands)
Loans	$1,412,569	$1,359,643	$1,278,421	$1,218,860	$1,202,268
Securities	1,002,140	1,019,218	1,035,785	1,053,191	1,059,747
Other interest-earning assets	64,064	92,635	128,704	41,075	19,452
Total earning assets (before allowance)	2,478,773	2,471,496	2,442,910	2,313,126	2,281,467
Total assets	2,621,009	2,589,541	2,568,240	2,422,567	2,391,344
Noninterest-bearing deposits	506,175	546,778	540,497	534,106	566,628
Interest-bearing deposits	1,599,509	1,565,493	1,550,591	1,472,990	1,530,313
Brokered deposits	34,708	32,541	44,868	49,679	12,762
Total deposits	2,140,392	2,144,812	2,129,565	2,056,775	2,109,703
Total subordinated debt	35,535	35,474	35,413	35,352	35,290
Total borrowed funds	214,835	185,707	181,739	144,231	63,122
Other interest-bearing liabilities	19,699	25,729	20,480	3,763	-
Total interest-bearing liabilities	1,904,286	1,844,944	1,833,091	1,706,015	1,641,487
Shareholders' equity	200,177	187,099	181,219	171,912	167,952

Loan Breakout (in thousands)	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
Agricultural	$41,950	$49,211	$43,290	$40,684	$55,995
Commercial and Industrial	231,222	229,915	222,357	224,191	217,063
Commercial Real Estate	794,705	786,921	709,960	657,549	648,202
Consumer	34,268	36,540	37,605	38,614	38,891
Construction Real Estate	17,890	20,936	16,477	16,734	13,939
Residential Real Estate	268,523	267,730	256,348	247,618	236,493
Loans to Other Financial Institutions	30,032	19,400	23,763	38,838	-
Gross Loans (excluding held for sale)	$1,418,590	$1,410,653	$1,309,800	$1,264,228	$1,210,583

Allowance for credit losses	16,037	15,685	14,872	14,582	15,065

Net loans	$1,402,553	$1,394,968	$1,294,928	$1,249,646	$1,195,518

Performance Ratios	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
Annualized return on average assets	0.86%	0.82%	0.80%	0.86%	0.94%
Annualized return on average equity	11.26%	11.32%	11.31%	12.13%	13.42%
Annualized return on average tangible common equity	15.81%	16.40%	16.55%	18.31%	20.64%
Net interest margin (fully tax-equivalent)	2.74%	2.72%	2.70%	2.86%	3.09%
Efficiency ratio	64.55%	65.31%	65.74%	65.92%	65.40%
Annualized cost of funds	2.00%	1.91%	1.70%	1.29%	0.79%
Annualized cost of deposits	1.65%	1.57%	1.36%	0.98%	0.62%
Cost of interest bearing liabilities	2.53%	2.45%	2.18%	1.70%	1.08%
Shareholders' equity to total assets	7.74%	7.59%	7.04%	7.22%	7.00%
Tangible common equity to tangible assets	5.56%	5.32%	4.74%	4.83%	4.52%
Annualized noninterest expense to average assets	2.09%	2.13%	2.14%	2.24%	2.34%
Loan to deposit	65.17%	66.70%	61.65%	61.02%	57.66%
Full-time equivalent employees	367	369	376	380	376

Capital Ratios ChoiceOne Financial Services Inc.	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
Total capital (to risk weighted assets)	13.3%	13.0%	13.2%	13.2%	13.5%
Common equity Tier 1 capital (to risk weighted assets)	10.5%	10.3%	10.4%	10.5%	10.7%
Tier 1 capital (to risk weighted assets)	10.7%	10.5%	10.7%	10.8%	11.0%
Tier 1 capital (to average assets)	7.6%	7.5%	7.4%	7.7%	7.7%

Capital Ratios ChoiceOne Bank	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
Total capital (to risk weighted assets)	12.6%	12.4%	12.7%	12.7%	13.0%
Common equity Tier 1 capital (to risk weighted assets)	11.8%	11.8%	12.0%	12.2%	12.5%
Tier 1 capital (to risk weighted assets)	11.8%	11.8%	12.0%	12.2%	12.5%
Tier 1 capital (to average assets)	8.3%	8.4%	8.3%	8.7%	8.7%

Asset Quality	2024 1st Qtr.	2023 4th Qtr.	2023 3rd Qtr.	2023 2nd Qtr.	2023 1st Qtr.
(in thousands)
Net loan charge-offs (recoveries)	$51	$120	$148	$67	$28
Annualized net loan charge-offs (recoveries) to average loans	0.01%	0.04%	0.05%	0.02%	0.01%
Allowance for loan losses	$16,037	$15,685	$14,872	$14,582	$15,065
Unfunded commitment liability	$1,757	$2,160	$2,718	$3,156	$2,991
Allowance to loans (excludes held for sale)	1.13%	1.11%	1.14%	1.15%	1.24%
Total funds reserved to pay for loans (includes liability for unfunded commitments and excludes held for sale)	1.25%	1.27%	1.34%	1.40%	1.49%
Non-Accruing loans	$1,715	$1,723	$1,670	$1,581	$1,596
Nonperforming loans (includes OREO)	$1,837	$1,845	$1,792	$1,847	$1,726
Nonperforming loans to total loans (excludes held for sale)	0.13%	0.13%	0.14%	0.15%	0.14%
Nonperforming assets to total assets	0.07%	0.07%	0.07%	0.07%	0.07%

	Three Months Ended March 31,
	2024			2023
(Dollars in thousands)	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Loans (1)(3)(4)(5)	$1,412,569	$20,807	5.92%	$1,202,268	$14,889	5.02%
Taxable securities (2)	710,508	5,348	3.03	761,318	4,913	2.62
Nontaxable securities (1)	291,632	1,788	2.47	298,429	1,817	2.47
Other	64,064	886	5.56	19,452	177	3.68
Interest-earning assets	2,478,773	28,829	4.68	2,281,467	21,796	3.87
Noninterest-earning assets	142,236			109,877
Total assets	$2,621,009			$2,391,344

Liabilities and Shareholders' Equity:
Interest-bearing demand deposits	$883,372	$3,577	1.63%	$875,435	$1,572	0.73%
Savings deposits	338,497	641	0.76	407,022	273	0.27
Certificates of deposit	377,640	4,115	4.38	247,856	1,279	2.09
Brokered deposit	34,708	444	5.14	12,762	152	4.84
Borrowings	214,835	2,523	4.72	63,122	708	4.55
Subordinated debentures	35,535	412	4.67	35,290	402	4.62
Other	19,699	246	5.02	-	-	-
Interest-bearing liabilities	1,904,286	11,958	2.53	1,641,487	4,386	1.08
Demand deposits	506,175			566,628
Other noninterest-bearing liabilities	10,371			15,277
Total liabilities	2,420,832			2,223,392
Shareholders' equity	200,177			167,952
Total liabilities and shareholders' equity	$2,621,009			$2,391,344

Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$16,871			$17,410

Net interest margin (tax-equivalent basis) (Non-GAAP) (1)			2.74%			3.09%

Reconciliation to Reported Net Interest Income
Net interest income (tax-equivalent basis) (Non-GAAP) (1)		$16,871			$17,410
Adjustment for taxable equivalent interest		(397)			(398)
Net interest income (GAAP)		$16,474			$17,012
Net interest margin (GAAP)			2.67%			3.02%

(1)
Adjusted to a fully tax-equivalent basis to facilitate comparison to the taxable interest-earning assets. The adjustment uses an incremental tax rate of 21%. The presentation of these measures on a tax-equivalent basis is not in accordance with GAAP, but is customary in the banking industry. These non-GAAP measures ensure comparability with respect to both taxable and tax-exempt loans and securities.
(2)
Taxable securities include dividend income from Federal Home Loan Bank and Federal Reserve Bank stock.
(3)
Loans include both loans to other financial institutions and loans held for sale.
(4)
Non-accruing loan balances are included in the balances of average loans. Non-accruing loan average balances were $1.7 million and $1.4 million in the first quarter of 2024 and 2023, respectively.
(5)
Interest on loans included net origination fees and accretion income. Accretion income was $390,000 and $471,000 in the first quarter of 2024 and 2023, respectively.